UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): January 24, 2007
LIME ENERGY CO.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of incorporation or organization)	(Commission File #)	(IRS Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
In June, 2006, Lime Energy Co.’s board of directors approved and it announced a 1 for 15 reverse split of its common stock, effective on June 15, 2006. The Company’s common stock has been trading on this basis since that date. The Company took such action in order to permit it to raise additional capital, which it did on June 29, 2006. The Company did not ask its stockholders to approve the reverse split in June because it did not believe it was necessary based on the advice of its counsel. Thereafter, on June 29, 2006, the Company closed four transactions, including a private placement of common stock (the “PIPE Transaction”), the conversion of all outstanding Series E Preferred stock into shares of common stock, and the acquisition of Parke P.A.N.D.A. Corporation (collectively, the “June 29 Transactions”). All of the June 29 Transactions were premised on the belief of the parties thereto that the 1 for 15 reverse split was completed on June 15, 2006, and all of these transactions valued the Company’s common stock at a price of $1 per share. Subsequently, the Company determined that although its board had approved the reverse split, the reverse split would not be effective until it had been set forth in an amendment to its Certificate of Incorporation approved by its stockholders and filed with the Delaware Secretary of State. The Company completed such actions on January 23, 2007 and the reverse split became effective on that date.
Because the reverse split became effective January 23, 2007 and not on June 15, 2006 as the Company had believed, the shares of common stock that were issued in the June 29 Transactions were reduced on a 1 for 15 basis when the amendment was filed. Since both the Company and the other parties to those transactions intended that the shares that were issued were post-reverse split shares, following the filing of the amendment and the reverse split becoming effective, the Company offered to each of the recipients of shares in the June 29 Transactions additional shares of common stock so that each would have the specific number of post-reverse split shares of which were intended in those transactions, in satisfaction of any claims such recipients might have in respect of such matter. All of them accepted such offer. Such ‘catch-up’ shares were issued on or about February 1, 2007. Among those receiving ‘catch-up’ shares were Mr. Kiphart, Mr. Asplund, Mr. Parke and Mr. Valentine, who are all directors of the Company. Mr. Asplund is also our Chief Executive Officer. They received the following shares of stock on or about February 1, 2007:

	No. Of Shares	Number Of Shares
	Actually Acquired	After The Amendment	Number Of "Catch
Stockholder	After June 15, 2006	and Reverse-Split	Up" Shares Issued
David R. Asplund	1,854,200	123,613	1,730,587
Richard P. Kiphart	14,603,400	973,560	13,629,840
David W. Valentine	345,700	23,047	322,653
The Parke Family Trust	5,000,000	333,333	4,666,667
Also, a provision of the agreement governing the PIPE Transaction and the conversion of the Series E Preferred stock required the Company to file and have declared effective by November 3, 2006, a registration statement registering the shares issued as part of the PIPE Transaction and the Series E Conversion. To the extent that the Company failed to have the registration statement declared effective by this date, it was required to pay penalties to the PIPE Transaction investors at the rate of 1% per month of the purchase price paid by those investors. Largely as a result of the questions regarding the need to amend its Certificate of Incorporation to effect the June 15, 2006 reverse split of its stock, the Company was not able to have the registration statement declared effective before the November 3, 2006 deadline. All of the investors in the PIPE Transaction subsequently agreed to accept shares of the Company common stock, valued at $1.00 per share, as payment of this registration penalty. The registration statement was declared effective on February 14, 2007. As a result, on January 24, 2007, February 2, 2007 and February 15, 2006 the Company issued a total of 613,708 shares of common stock to the PIPE Transaction investors in satisfaction of the penalties owed through February 14, 2006, the date the registration statement was declared effective. Among those receiving shares of stock in satisfaction of the registration penalty were Mr. Asplund, Mr. Kiphart and Mr. Valentine, all of whom are members of the Company’s board of directors. They received the following shares of stock:

Total Penalty
Stockholder	Shares Received
David R. Asplund	51,500
Richard P. Kiphart	195,700
David W. Valentine	6,867
In connection with the foregoing, the Company entered into agreements with the PIPE Transaction investors evidencing such understandings, copies of which are filed herewith. The foregoing descriptions are not intended to be complete and are qualified by the complete text of the agreements attached as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this report, which are incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits

(a)	Not Applicable
(b)	Not Applicable
(c)	Not Applicable
(d)	Exhibits

10.1	Agreement with The Parke Family Trust

10.2	Agreement with the PIPE Transaction investors.

10.3	Agreement with David Asplund

10.4	Agreement with Richard P. Kiphart

10.5	Agreement with David W. Valentine

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIME ENERGY CO.
Dated: February 21, 2007	By:	/s/ Jeffrey R. Mistarz
Jeffrey R. Mistarz
Chief Financial Officer & Treasurer (principal financial and accounting officer)

INDEX TO EXHIBITS

10.1	Agreement with The Parke Family Trust

10.2	Agreement with the PIPE Transaction investors.

10.3	Agreement with David Asplund

10.4	Agreement with Richard P. Kiphart

10.5	Agreement with David W. Valentine